EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT

THIS EMPLOYMENT AND CHANGE IN CONTROL AGREEMENT (this "Agreement") is made and entered into as of the 15th day of May, 2015, by and between Interface, Inc., a corporation organized under the laws of the State of Georgia, U.S.A. (the "Company"), and Robert A. Coombs, a current resident of Singapore ("Executive").

W I T N E S S E T H:

WHEREAS, the parties hereto desire to enter into an employment agreement setting forth the terms of Executive's employment with the Company and one or more of its subsidiaries or affiliated companies; and

WHEREAS, the Company desires to enter into a change in control agreement with Executive to assure both itself and its key employees of continuity of management and objective judgment in the event of a change in control of the Company, and to induce Executive to remain employed by the Company under certain circumstances;

NOW, THEREFORE, for and in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

1.     Employment.  Subject to the terms and conditions of this Agreement, Executive shall be employed by the Company as Senior Vice President of the Company (and as President of the Company's Asia-Pacific floorcoverings division), and shall perform such duties and functions for the Company and its subsidiaries and affiliates as shall be specified from time to time by the Chief Executive Officer ("CEO"), Chief Operating Officer ("COO") or Board of Directors (the "Board") of the Company.  Executive accepts such employment and agrees to perform such executive duties as may be assigned to Executive. Executive may be relocated (prior to a Change in Control), Executive's titles and duties may be changed, and Executive may be promoted to a higher position within the Company, but Executive will not be demoted or given lesser titles.
2.     Duties.  Executive shall devote his full business-related time and best efforts to accomplishing such executive duties at such locations as may be requested by the CEO or COO of the Company, acting under authorization from the Board.
3.     Avoidance of Conflict of Interest.  While employed by the Company, Executive shall not engage in any other business enterprise without the prior written consent of the Company.  Without limiting the foregoing, Executive shall not serve as a principal, partner, employee, officer or director of, or consultant to, any other business or entity conducting business for profit without the prior written approval of the Company.  In addition, under no circumstances will Executive have any financial interest in any competitor of the Company; provided, however, Executive may invest in no more than one percent of the outstanding stock or securities of any competitor, the stock or securities of which are traded on a national stock exchange of any country.

4.     Term.  Subject to the terms of Section 5 hereof, the duration of this Agreement (the "term") shall be for a rolling, two-year term commencing on the date first set forth above, and shall be deemed automatically (without further action by either the Company or Executive) to extend each day for an additional day such that the remaining term of this Agreement shall continue to be two years; provided, however, that the Company may, by notice to Executive at any time, cause this Agreement to cease to extend automatically and, upon such notice, the term of this Agreement shall be for two years following such notice.
5.     Termination.  Executive's employment with the Company may be terminated as provided in this Section 5:
              a.    Definition of Cause.  For purposes of this Agreement (except with respect to a termination following a Change in Control, which is addressed in Section 7 hereof), "Cause" shall mean:  (A) Executive's fraud, dishonesty, gross negligence, or willful misconduct with respect to business affairs of the Company (including its subsidiaries and affiliated companies), (B) Executive's refusal or repeated failure to follow the established lawful policies of the Company applicable to persons occupying the same or similar positions, (C) Executive's material breach of this Agreement, or (D) Executive's conviction of a felony or other crime involving moral turpitude.  A termination of Executive for Cause based on clause (A), (B) or (C) of the preceding sentence shall take effect 30 days after Executive receives from the Company written notice of intent to terminate and the Company's description of the alleged Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause; provided, however, such termination shall take effect immediately upon the giving of written notice of termination for Cause under any of such clauses if the Company shall have determined in good faith that such events or circumstances are not remediable (which determination shall be stated in such notice).
b.    Termination by the Company After Notice of Resignation.  Executive may voluntarily terminate his employment hereunder at any time, effective 90 days after delivery to the Company of Executive's signed, written resignation.  The Company may accept said resignation and, at its option, terminate Executive's employment before the end of such 90-day period; provided, if Executive has given such 90 days notice, then the Company shall pay Executive, in lieu of waiting for passage of the notice period and in addition to the amounts payable to Executive pursuant to Section 6 below, an amount equal to the salary that would have been paid to Executive through the end of the notice period had his actual employment continued.  Any such amount payable by the Company (in lieu of waiting for the passage of the notice period) for the period after Executive's actual termination of employment shall be paid in a single lump-sum cash payment within 30 days after the date of Executive's actual termination of employment.
c.    Termination by the Company.  Subject to the terms of Section 5(d) below, the Company may terminate Executive's employment hereunder, in its sole discretion, whether with or without Cause, at any time upon written notice to Executive.

d.    Termination Without Cause.  If, prior to the end of the term of this Agreement, the Company terminates Executive's employment with the Company without Cause, Executive shall be entitled to receive the compensation and benefits set forth in clauses (i) through (vi) below.  The time periods for which compensation and benefits will be provided with respect to clauses (i) through (v) below is referred to herein as the "Continuation Period," which means the time period remaining from the date of Executive's termination of employment to the end of the remaining term of this Agreement as provided in Section 4 above.  Executive shall have no duty to mitigate any of the damages payable hereunder. The fact that Executive is eligible for retirement, including early retirement, under applicable retirement plans or agreements at the time of Executive's termination shall not make Executive ineligible to receive benefits under this Section 5(d).
i.      Salary.  Subject to Section 5(e) below, Executive will continue to receive an amount equal to his current salary (the "Continued Salary Payments"), subject to the withholding of all applicable taxes, for the Continuation Period.  For purposes hereof, Executive's "current salary" shall be the highest rate in effect during the six-month period prior to Executive's termination of employment.  Executive will receive the Continued Salary Payments on a semi-monthly basis, payable on or about the fifteenth day and last day of each calendar month, in substantially equal installments, beginning on the earliest such payment date following the date of Executive's termination of employment.
ii.    Bonuses and Incentives.  Subject to Section 5(e) below, Executive shall receive cash bonus payments from the Company for each calendar month during the Continuation Period in an amount equal to one-twelfth of the average of the bonuses paid to Executive under the executive bonus program(s) for the two calendar years immediately preceding the year in which his termination of employment occurs ("Average Bonus").  Executive will receive these payments (the "Average Bonus Payments") on a semi-monthly basis, payable on or about the fifteenth day and the last day of each calendar month, in substantially equal installments, beginning on the earliest such payment date following the date of Executive's termination of employment.
Executive also shall receive a prorated bonus for the year in which Executive's employment terminates.  Such bonus shall be equal to (A) the Average Bonus multiplied by the number of days Executive worked in the year of his employment termination, (B) divided by 365 days ("Prorated Bonus").  The Prorated Bonus shall be paid in a lump sum in cash within 30 days after the date of Executive's termination of employment.

Any bonus amounts that Executive had previously earned from the Company but which may not yet have been paid as of the date of termination shall not be affected by this provision.

iii.   Health Insurance Coverages.  The health insurance benefit coverages, whether self insured or commercially insured by the Company, provided to Executive at Executive's date of termination (if any) shall be continued for and during the Continuation Period by the Company at the same level and in the same manner as if Executive's employment had not terminated (subject to the customary changes in such coverages upon Executive's retirement, reaching age 65 or similar events).  Any additional health benefit coverages Executive had at termination, including spousal and/or dependent coverage, will also be continued for and during the Continuation Period on the same terms, to the extent permitted by the applicable policies or contracts.  The expense of all such health insurance benefit coverages shall be paid by the Company and/or Executive in the same respective amounts as each would pay if Executive's employment had not terminated.  Executive shall pay his portion of such expenses by separate check payable to the Company each month in advance (or in such other manner, such as withholding a portion of monthly payments otherwise payable to Executive hereunder, as the Company may agree).  If the terms of any benefit plan referred to in this subsection do not permit continued participation by Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits.
iv.    Life Insurance Coverages.  The life insurance benefit coverage provided to Executive at Executive's date of termination (if any) shall be continued for and during the Continuation Period by the Company at the same level and in the same manner as if Executive's employment had not terminated (subject to the customary changes in such coverages upon Executive's retirement, reaching age 65 or similar events).  Any additional life coverage Executive had at termination, including spousal and/or dependent coverage, will also be continued for and during the Continuation Period on the same terms, to the extent permitted by the applicable policies or contracts.  The expense of all such life coverages shall be paid by the Company and/or Executive in the same respective amounts as each would pay if Executive's employment had not terminated.  Executive shall pay his portion of such expenses by separate check payable to the Company each month in advance (or in such other manner, such as withholding a portion of monthly payments otherwise payable to Executive hereunder, as the Company may agree).  If the terms of any benefit plan referred to in this subsection do not permit continued participation by Executive, then the Company will arrange for other coverage at its expense providing substantially similar benefits.
v.    Employee Retirement Plans.  The Company shall continue to make statutory superannuation contributions during the Continuation Period.
vi.    Stock Awards.
(A)    Stock Options.  As of Executive's date of termination, all outstanding stock options granted to Executive under the Interface, Inc. Omnibus Stock Incentive Plan (as amended and restated from time to time) and any similar plan(s) in effect at the time of Executive's termination of employment (collectively, the "Stock Plans"), shall become 100% vested and thus immediately exercisable.  To the extent inconsistent with this immediate vesting requirement, the provisions of this clause (vi)(A) shall constitute an amendment of Executive's stock option agreements under the Stock Plans.
(B)     Restricted Stock, etc.  In addition, but only to the extent expressly provided in any restricted stock or other award agreement associated with a Stock Plan, restrictions on the shares of restricted stock (and other performance shares, performance units or deferred shares) awarded to Executive under the Stock Plans shall lapse, and the affected shares shall become 100% vested.
  (vii)    Cessation Upon Death.  The continuation benefits payable or to be provided under clauses (i), (ii), (iii), (iv) and (v) of this Section 5(d) shall cease in the event of Executive's death.  (The foregoing shall not operate or be construed to negate the benefits payable to Executive and Executive's estate under the plans and policies referenced in clauses (iii), (iv) and (v) of this Section 5(d) or under any other plans and policies referenced in this Agreement.  Furthermore, in the event of Executive's death following a Change in Control, the provisions of Section 7(c)(iii) shall govern.)
  (viii)  Additional Consideration.  To be entitled to receive the foregoing compensation, Executive shall sign such additional release of claims, confidentiality agreement and other documents the Company may reasonably request of Executive, on or before the time of any initial payment hereunder, and, for so long as Executive is entitled to the benefits of such compensation, Executive shall cooperate fully with and devote Executive's reasonable best efforts to providing assistance requested by the Company.  Such assistance shall not require Executive to be active in the Company's day-to-day activities or engage in any substantial travel, and Executive shall be reimbursed for all reasonable and necessary out-of-pocket business expenses incurred in providing such assistance. Any reimbursements made pursuant to the preceding sentence shall be made as soon as practicable, but not later than 30 days after Executive submits evidence of such expenses to the Company.
  e.    Right to Offset.  Any Continued Salary Payments and Average Bonus Payments that are payable to Executive by the Company upon termination of his employment under this Agreement shall be offset and reduced by any amounts of compensation earned by Executive during the Continuation Period (regardless of when such amounts are payable to Executive) from any other business, governmental agency or other entity to which Executive provides services, whether such amounts are earned as an employee, consultant, independent contractor, or any other classification of worker.  Executive shall cooperate with the Company, in good faith, to implement this provision if it becomes applicable.

6.  Effect of Other Termination Events.  If Executive is terminated for Cause prior to the end of the term of this Agreement, then Executive shall be entitled to no payment or compensation whatsoever from the Company under this Agreement, other than such salary, reimbursable expenses  and other amounts as may properly be due Executive through Executive's last day of employment.  If Executive voluntarily resigns from employment (other than a Resignation from Employment for Good Reason, as defined in Section 7(a)(ii) below), then Executive shall be entitled to an amount equal to: (a) Executive's salary, reimbursable expenses and other amounts as may be due Executive through the last day of Executive's employment, and (b) the annual bonus for the calendar year in which Executive's employment terminates, prorated through the last day of Executive's employment (the amount of such bonus to be determined by the Company based on the audited year-end financial results of the Company).  If Executive's employment is terminated due to Executive's disability (as defined in the Company's long-term disability plan or insurance policy) or death, Executive shall be entitled to the amounts described in the preceding sentence, as well as any amounts that may be due under the Company's short and long-term disability plans or, in the case of death, the life insurance policy or plan in effect for executives of Executive's level; provided, Executive or Executive's estate, as the case may be, shall not by operation of this provision forfeit any rights in which Executive is vested (or becomes vested) at the time of Executive's disability or death (including, without limitation, the rights and benefits provided under the Stock Plans or other applicable retirement plans).

Executive or, if appropriate, Executive's spouse, estate or other beneficiary (as applicable) shall receive the amounts due under the first sentence of this Section 6 and clause (a) of the second sentence of this Section 6 in a single lump-sum cash payment within 30 days after the date of Executive's termination of employment.

Executive or, if appropriate, Executive's spouse, estate or other beneficiary, shall receive the amounts due under clause (b) of the second sentence of this Section 6 in a single lump-sum cash payment between January 1 and March 15, inclusive, of the calendar year immediately following the calendar year in which his employment terminates under this Section 6.

7.  Change in Control

(a)  Definitions.  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them below.

          (i)  "Cause" shall mean, with respect to any termination following a Change in Control:  (A) an act that constitutes, on the part of Executive, fraud, dishonesty, gross negligence or willful misconduct and which directly results in injury to the Company, or (B) Executive's conviction of a felony or other crime involving moral turpitude.  A termination of Executive for Cause based on clause (A) of the preceding sentence shall take effect 30 days after the Company gives written notice of such termination to Executive specifying the conduct deemed to qualify as Cause, unless Executive shall, during such 30-day period, remedy the events or circumstances constituting Cause to the reasonable satisfaction of the Company.  A termination for Cause based on clause (B) above shall take effect immediately upon the Company's delivery of the termination notice.

                    (ii)   "Change in Control" shall mean the earliest to occur of:
(A)   the acquisition by any "person", entity, or "group" of "benefical ownership" (as such terms are used in Sections 13(d) and 14(d) of the United States Securities Exchange Act of 1934, and rules promulgated thereunder) of more than 30 percent of the outstanding capital stock entitled to vote for the election of directors ("Voting Stock") of (x) the Company, or (y) any corporation which is the surviving or resulting corporation, or the transferee corporation, in a transaction described in clause (ii)(A) or (ii)(B) immediately below.
(B)  the effective time of (x) a merger, consolidation or other business combination of the Company with one or more corporations as a result of which the holders of the outstanding Voting Stock of the Company immediately prior to such merger or consolidation hold less than 51 percent of the Voting Stock of the surviving or resulting corporation, or (x) a transfer of all or substantially all of the property or assets of the Company other than to an entity of which the Company owns at least 51 percent of the Voting Stock, or (z) a plan of complete liquidation of the Company; and
(C)   the election to the Board, without the recommendation or approval of the incumbent Board, of the lesser of (x) four directors, or (y) directors constituting a majority of the number of directors of the Company then in office.
(iii)   "Resignation from Employment for Good Reason" (and "Resigns from Employment for Good Reason" and other similar terms) shall mean a resignation of employment that is voluntary on the part of Executive and that occurs within two years after the initial existence of one or more of the following conditions that occur without Executive's consent, to the extent that there is, or would be if not corrected, a material negative change in Executive's employment relationship with the Company:
(A)  A material reduction of Executive's responsibilities, title or status resulting from a formal change in such title or status, or from the assignment to Executive of any duties inconsistent with Executive's title, duties or responsibilities in effect within the year prior to the Change in Control;
(B)  A material reduction in Executive's compensation or benefits (a reduction in value of five percent or more will be deemed material, however, whether a reduction of less than five percent is or is not material will be determined at the time of such reduction based on all of the facts and circumstances at that time); or

(C)  A Company-required, material, involuntary relocation of Executive's place of residence or a material increase in Executive's travel requirements (a relocation outside of Singapore or Sydney, Australia will be deemed material, however, whether such a relocation within Singapore or Sydney, Australia is or is not material will be determined at the time of such relocation based on all of the facts and circumstances at that time).
In order to Resign from Employment for Good Reason hereunder, Executive must provide notice to the Company of the existence of one of the above conditions within 90 days of the initial existence of the condition, and such Resignation of Employment for Good Reason shall not take effect unless the Company does not cure the condition within 30 days of such notice.

(b)    Vesting Upon Change in Control.  Upon the occurrence of a Change in Control during the term of this Agreement, (i) all outstanding stock options (and stock appreciation rights, if any) granted to Executive under the Stock Plans shall become 100% vested and thus immediately exercisable, and (ii) all restrictions on, and vesting requirements for, all shares of restricted stock (or other performance shares, performance units or deferred shares) awarded to Executive under the Stock Plans shall lapse, and such shares and awards shall become 100% vested and immediately payable to Executive.  To the extent inconsistent with this immediate vesting requirement, the provisions of this subsection (b) shall constitute an amendment of Executive's stock option agreements, restricted stock agreements and other award agreements issued under the Stock Plans.
(c)   Certain Events of Termination within 24 Months Following a Change in Control.  If a Change in Control occurs during the term of this Agreement and, within 24 months following the date of such Change in Control, Executive is terminated without Cause or Resigns from Employment for Good Reason, Executive shall be entitled to all of the benefits described in clauses (i) through (v) of Section 5(d) of this Agreement, for a period of 24 months following Executive's termination of employment, with the following modifications:
(i)    Salary.  Instead of the Continued Salary Payments described in Section 5(d)(i) of this Agreement, Executive shall receive an amount equal to (A) the amount of such Continued Salary Payments payable during each month (B) multiplied by 24.  Such amount shall be paid to Executive in a lump-sum payment in cash (without offset and without discounting or any other adjustment for the time value of money) within 30 days after the date of Executive's termination of employment.
(ii)    Bonuses and Incentives.  Instead of the Average Bonus Payments described in Section 5(d)(ii) of this Agreement, Executive shall receive an amount equal to (A) the amount of such Average Bonus Payments payable each month (B) multiplied by 24.  Such amount shall be paid to Executive in a lump-sum payment in cash (without offset and without discounting or any other adjustment for the time value of money) within 30 days after the date of Executive's termination of employment.  This Section 7(c)(ii) shall not affect any other provision of Section 5(d)(ii), including, without limitation, the terms of such provision relating to the Prorated Bonus.

(iii)    Executive's Death.  In the event Executive shall die within 24 months following a Change in Control, all amounts and benefits which would have been payable or due to Executive if Executive had continued to live (including, in the event Executive dies after being terminated without Cause or after having Resigned from Employment for Good Reason, the amounts and benefits described in Section 7 hereof) shall be paid and provided in accordance with the terms of this Agreement to the executors, administrators, heirs or personal representatives of Executive's estate.
8.    Compensation and Benefits.  During the term of Executive's employment with the Company hereunder:
        (a)    Continuity. Executive's salary, current perquisites and bonus opportunity (currently expressed as a percentage of Executive's base salary) may be increased from time to time as determined by the CEO or the Board (or Committee of the Board), but shall not be reduced or eliminated.
(b)     Superannuation. In addition to Executive's base salary, the Company will direct into a superannuation fund nominated by the Executive, an amount equal to the minimum level of superannuation contributions (currently 9.5% up to the applicable cap) which an employer must make in order to avoid the imposition of the superannuation guarantee charge under superannuation guarantee legislation as amended from time to time.
(c)     Hours. Executive will work such hours as reasonably necessary to complete all required activities. In accordance with the Fair Work Act 2009, this is assumed as 38 hours per week plus such additional hours as are necessary to properly carry out the responsibilities of Executive's position. Reasonable additional hours are part of Executive's role, and have been taken into account in setting remuneration.
(d)    Leave.  Executive is entitled to:
    (i)  Four weeks annual paid leave per annum in accordance with the Fair Work Act 2009 on the following basis:
      A.  Leave is to be taken at such time as the Company may agree with Executive. Executive is required to take leave at times that are convenient to the Company having regard to matters which include absences of other employees in the Company;

B.	Annual leave accumulates from year to year; and

C.  Any accrued but unused annual leave shall be paid out upon termination of employment.

(ii)   Accrue long service leave in accordance with the applicable legislation in the state in which Executive is primarily employed.
(iii)    Ten days' personal/carer's paid leave per annum in accordance with the Fair Work Act 2009 on the following basis:

A.            Personal/carer's leave is available to Executive if Executive is ill or injured (sick leave) or is required to care for or support a member of Executive's immediate family or household (as those terms are defined in applicable legislation) who is ill or injured (carer's leave) or who requires Executive's care or support due to an unexpected emergency affecting them;

B.            If Executive is unable to attend work for this reason, Executive must inform the Company as soon as possible;

C.            This leave is cumulative; and

D.            Accrued but unused personal/carer's leave is not paid out on termination of employment.

(iv)    Executive is entitled to such other paid and unpaid leave, including compassionate leave and parental leave, in accordance with applicable legislation.
(e)     Other Benefits.  Executive shall be entitled to life insurance, health insurance, and such other employee benefits as Executive may be eligible to receive in accordance with the established plans and policies of the Company, as in effect from time to time.
(f)     Short-Term Disability Benefits.  For purposes of this subsection (c), "Disability" and "Disabled" shall mean Executive's inability, as a result of physical or mental incapacity, to substantially perform Executive's duties for the Company on a full-time basis for a continuous period of six months.  Upon the Company being made aware of Executive's Disability, Executive shall be entitled to receive, for a period of six months (the "Short-Term Disability Period"), the following:
(i)            Salary Continuation.  An amount equal to his current salary (subject to withholding of all applicable taxes) for the shorter of (A) his Short-Term Disability Period, or (B) the period he remains Disabled.  For purposes hereof, Executive's "current salary" shall be the rate in effect on the day immediately prior to the date upon which the Company is made aware of Executive's Disability.  Executive will receive such salary payments in accordance with the Company's normal executive payroll processes.

(ii)            Bonus and Incentives.  Executive shall continue to participate in each applicable bonus and incentive plan of the Company during the Short-Term Disability Period.  Executive will receive bonus and incentive payments, if any, in accordance with the normal processes and timing for payment of such amounts to executives who are actively at work.

Any Disability continuing beyond such Short-Term Disability Period will be dealt with in accordance with the long-term disability policy (if any) of the Company that is applicable to Executive, as in effect from time to time.

(g)     Tax Equalization.  In the event of Executive's relocation outside of Singapore or Australia, the Company and Executive will cooperate in good faith to agree on such adjustments to Executive's compensation and benefits package as are appropriate to provide consistent after-tax income to Executive, while also acting in the best interests of the Company.
9.      Restrictive Covenants.
(a)               Definitions  In addition to the terms defined elsewhere in this Agreement, the following terms shall have the meanings ascribed to them as set forth below.

(i)      "Company" shall mean, for the purposes of, and as used in, this Section 9, Interface, Inc. and its direct and indirect subsidiaries and affiliated entities throughout the world.
(ii)     "Confidential Information" shall mean information relating to the Company's customers, operations, finances, and business in any form that derives value from not being generally known to other persons or entities, including, but not limited to, technical or nontechnical data, formulas, patterns (including future carpet patterns), customer purchasing practices and preferences, compilations (including compilations of customer information), programs (including computer programs and models), devices (including carpet manufacturing equipment), methods (including aesthetic and functional design and manufacturing methods), techniques (including style and design technology and plans), drawings (including product or equipment drawings), processes, financial data (including sales forecasts, sales histories, business plans, budgets and other forecasts), or lists of actual or potential customers or suppliers (including identifying information about those customers or suppliers), whether or not reduced to writing. Confidential Information subject to this Agreement may include information that is not a trade secret under applicable law, but such information not constituting a trade secret shall be treated as Confidential Information under this Agreement for only a two-year period after termination of Executive's employment.
(iii)     "Customers" shall mean customers of the Company that Executive, during the two-year period before termination of Executive's employment, (A) solicited or serviced or (B) about whom Executive had Confidential Information. The parties acknowledge that a two-year period for defining Customers (as well as "Suppliers," below) is reasonable based on the Company's typical sales cycle, budgetary requirements and procurement procedures.
(iv)     "Products" shall mean carpet tile, modular carpet (including carpet "planks"), broadloom carpet (whether 12-foot, six-foot or other competitive widths), luxury vinyl tile, and other engineered textile flooring for contract, commercial, institutional (including, but not limited to, government and education), retail, hospitality and residential markets and customers.

(v)     "Services" shall mean the services Executive shall provide as a Company executive, and that Executive shall be prohibited from providing (whether as an owner, partner, employee, consultant or in any other capacity) in competition with the Company, in accordance with the terms of this Agreement, which are principally to manage and supervise, and to have responsibility for, the conduct of the business of designing, developing, manufacturing, purchasing for resale, marketing, selling, distributing, installing, maintaining and reclaiming Products, and more specifically include, but are not necessarily limited to (A) preparation of business plans, budgets and forecasts, (B) development of strategies for marketing and pricing of Products to customers, (C) supervision of sale of Products through existing and potentially future channels of trade, and customer service activities related thereto, (D) development of overall strategy for such business, including e-commerce/web and/or catalog marketing and distribution channels, (E) design and development of Products, (F) development and maintenance of relationships with customers, interior design professionals, architects and suppliers, (G) employment and supervision of key executives and sales, marketing and operations personnel, (H) development of plans for domestic and international expansion of such business, including expansion through market segmentation strategies, merger, acquisition, joint venture, franchise, licensing, third-party distribution and other combinations and affiliations, and (I) supervision and oversight of manufacturing operations and quality control for Products, including "mass customization" production strategy and methods for reducing waste in the production process. Executive acknowledges that he has been informed of and had an opportunity to discuss with the Company the specific activities Executive will perform as Services and Executive understands the scope of the activities constituting Services.
               (vi)     "Supplier" shall mean a supplier of the Company that Executive, during the two-year period before termination of Executive's employment, (A) had contact with on behalf of the Company, or (B) about whom Executive had Confidential Information.
(vii)     "Territory" shall mean Asia (including, but not limited to, China, India, Japan, Singapore, Thailand, Korea, Malaysia, Indonesia, Vietnam and the Philippines), Australia and New Zealand, which is the primary geographic area where Executive performs Services for the Company (though Executive's responsibilities may extend beyond Asia, Australia and New Zealand) and in which the Company continues to conduct a significant portion of its business. Executive has been informed of and had an opportunity to discuss with the Company the specific territory in which Executive will perform Services. Executive acknowledges that the market for the Company Products is worldwide, and that the Territory is the area in which the parties agree that Executive's provision of Services in violation of this Agreement would cause significant harm to the Company.
(b)     Non-disclosure and Restricted Use.  Executive shall use best efforts to protect Confidential Information.  Furthermore, Executive shall not use, except in connection with work for the Company, and will not disclose during or after Executive's employment, the Company's Confidential Information.

(c)     Return of Materials.  Upon the expiration of this Agreement or termination for any reason of Executive's employment, or at any time upon the Company's request, Executive shall deliver promptly to the Company all materials, documents, plans, records, notes or other papers and any copies in Executive's possession or control relating in any way to the Company's business, which at all times shall be the property of the Company.
(d)     Non-solicitation of Customers.  During employment with the Company and for two years after the expiration or termination for any reason of Executive's employment, Executive shall not solicit Customers for the purpose of providing or selling any Products.
(e)     Non-solicitation of Suppliers.  During employment with the Company and for two years after the expiration or termination for any reason of Executive's employment, Executive shall not solicit any Supplier for the purpose of obtaining goods or services that the Company obtained from that Supplier and that are used in or relate to any Products.
(f)     Non-solicitation of Company Employees.  During employment with the Company and for two years after the expiration or termination for any reason of Executive's employment, Executive shall not solicit for employment with another person or entity, anyone who is, or was at any time during the year prior to such expiration or termination of Executive's employment, a Company employee.
(g)     Limitations on Post-Termination Competition.  During employment with the Company and for two years after the expiration or termination for any reason of Executive's employment, Executive shall not provide any Services within the Territory to any person or entity developing, designing, manufacturing, marketing, selling, distributing or installing any Products.
(h)     Disparagement.  Executive shall not at any time make false or misleading statements about the Company, including its Products, management, employees, Customers and Suppliers.
(i)     Future Employment Opportunities.  At any time before, and for two years after, the resignation or termination for any reason of Executive's employment, Executive shall, before accepting employment with another employer, provide such prospective employer with a copy of Section 9 of this Agreement and, upon accepting any employment with another employer, provide the Company with such employer's name and a description of the services Executive will provide to such employer.

(j)     Work For Hire Acknowledgment; Assignment.  Executive acknowledges that Executive's work on and contributions to documents, programs, and other expressions in any tangible medium (collectively, "Works") are within the scope of Executive's employment and part of Executive's duties and responsibilities.  Executive's work on and contributions to the Works will be rendered and made by Executive for, at the instigation of, and under the overall direction of, the Company, and are and at all times shall be regarded, together with the Works, as "work made for hire" as that term is used in the United States Copyright Laws.  Without limiting this acknowledgment, Executive assigns, grants, and delivers exclusively to the Company all rights, titles, and interests in and to any such Works, and all copies and versions, including all copyrights and renewals.  Executive will execute and deliver to the Company, its successors and assigns, any assignments and documents the Company requests for the purpose of establishing, evidencing, and enforcing or defending its complete, exclusive, perpetual and worldwide ownership of all rights, titles and interests of every kind and nature, including all copyrights, in and to the Works, and Executive constitutes and appoints the Company as Executive's agent to execute and deliver any assignments or related documents Executive fails or refuses promptly to execute and deliver, this power and agency being coupled with an interest and being irrevocable.
(k)     Inventions, Ideas and Patents.  Executive shall disclose promptly to the Company (which shall receive it in confidence), and only to the Company, any invention or idea of Executive (developed alone or with others) conceived or made during Executive's employment by the Company or within six months of the date of expiration of this Agreement or termination of employment.  Executive assigns to the Company any such invention or idea in any way connected with Executive's employment with the Company or related to the Company's business, research or development, or demonstrably anticipated research or development, and will cooperate with the Company and sign all documents deemed necessary by the Company to enable it to obtain, maintain, protect and defend patents covering such inventions and ideas and to confirm the Company's exclusive ownership of all rights in such inventions, ideas and patents. Executive irrevocably appoints the Company as Executive's agent to execute and deliver any assignments or related documents Executive fails or refuses to execute and deliver promptly, this power and agency being coupled with an interest and being irrevocable. This constitutes the Company's written notification that this assignment does not apply to an invention for which no equipment, supplies, facility or trade secret information of the Company was used and which was developed entirely on Executive's own time, unless (i) the invention relates (A) directly to the business of the Company or (B) to the Company's actual or demonstrably anticipated research or development, or (ii) the invention results from any work performed by Executive for the Company.
               (l)            Survival of Provisions.  Upon termination of Executive's employment for any reason whatsoever (whether voluntary on the part of Executive, for Cause, or other reasons), the obligations of Executive pursuant to this Section 9 shall survive and remain in effect.
(m)            Injunctive Relief.  Executive acknowledges that any breach of the terms of this Section 9 would result in material damage to the Company, although it might be difficult to establish the monetary value of the damage.  Executive therefore agrees that the Company, in addition to any other rights and remedies available to it, shall be entitled to obtain an immediate injunction (whether temporary or permanent) from any court of appropriate jurisdiction in the event of any such breach thereof by Executive, or threatened breach which the Company in good faith believes will or is likely to result in irreparable harm to the Company.

      10.     Governing Law.  This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Georgia and the federal laws of the United States of America, without regard to rules relating to the conflict of laws.  Executive hereby consents to the exclusive jurisdiction of the Superior Court of Cobb County, Georgia, U.S.A., and the U.S. District Court in Atlanta, Georgia, U.S.A., and hereby waives any objection Executive might otherwise have to jurisdiction and venue in such courts in the event either court is requested to resolve a dispute between the parties.
      11.     Dispute Resolution; Expenses.  All claims by Executive for any unpaid compensation and benefits under this Agreement shall be directed to the Board and shall be in writing. Any denial by the Board of a claim for compensation or benefits under this Agreement shall be delivered to Executive in writing and shall set forth the specific reasons for the denial and the specific provisions of this Agreement relied upon.  The Board shall afford a reasonable opportunity to Executive for a review of a decision denying a claim and shall further allow Executive to appeal to the Board a decision of the Board within 60 days after notification by the Board that Executive's claim has been denied.  In the event Executive incurs legal fees and other expenses in seeking to obtain or to enforce any rights or benefits provided by this Agreement and is successful, in whole or in part, in obtaining or enforcing any such rights or benefits through litigation, settlement, arbitration, mediation or otherwise, the Company shall pay or reimburse Executive's reasonable legal fees and expenses incurred in enforcing this Agreement.  Except to the extent provided in the preceding sentence, each party shall pay his or its own legal fees and other expenses associated with any dispute. Any of Executive's legal fees or expenses to be paid by the Company shall be paid as soon as practicable, but not later than 30 days after Executive submits evidence of such expenses to the Company.
      12.     Notices.  All notices, consents and other communications required or authorized to be given by either party to the other under this Agreement shall be in writing and shall be deemed to have been given or submitted (a) upon actual receipt if delivered in person or by facsimile transmission with receipt confirmation, (b) upon the earlier of actual receipt or the expiration of four business days after sending by express courier (such as UPS or Federal Express), and (c) upon the earlier of actual receipt or the expiration of ten days after mailing if sent by registered or certified express mail, postage prepaid, to the parties at the following addresses:
To the Company: Interface, Inc. 2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia 30339 Fax No.: +1 678 275 2416 Attn: Chief Executive Officer

With a copy to: Interface, Inc. 2859 Paces Ferry Road, Suite 2000 Atlanta, Georgia 30339 Fax No.: +1 770 319 6270 Attn: General Counsel

To Executive: Robert A. Coombs at the last address and fax number shown on the records of the Company

Executive shall be responsible for providing the Company with a current address. Either party may change its address (and facsimile number) for purposes of notices under this Agreement by providing notice to the other party in the manner set forth above.

13.     Failure to Enforce.  The failure of either party hereto at any time, or for any period of time, to enforce any of the provisions of this Agreement shall not be construed as a waiver of such provision(s) or of the right of such party thereafter to enforce each and every such provision.
14.     Binding Effect; Assignment.  This Agreement shall inure to the benefit of, and be binding upon, the Company and its successors and assigns, and Executive and his heirs and personal representatives, but, except as hereinafter provided, neither this Agreement nor any right hereunder may be assigned or transferred by either party hereto (or by any beneficiary or any other person), nor shall this Agreement or any right hereunder be subject to alienation, anticipation, sale, pledge, encumbrance, execution, levy or other legal process of any kind against Executive, Executive's beneficiary or any other person.  Notwithstanding the foregoing, any person or business entity succeeding to all or substantially all of the business of the Company by stock purchase, merger, consolidation, purchase of assets, or otherwise, shall be bound by and shall adopt and assume this Agreement, and the Company shall obtain the express assumption of this Agreement by such successor and provide evidence of same to Executive.
15.    Nature of Obligation.  The agreement of the Company (or its successor) to make payments to Executive hereunder shall represent the unsecured obligation of the Company (and its successor), except to the extent (a) the terms of any other agreement, plan or arrangement pertaining to the parties provide for funding, or (b) the Company (or its successor), in its sole discretion, elects in whole or in part to fund the Company's obligations under this Agreement pursuant to a trust arrangement or otherwise.
16.     Entire Agreement.  This Agreement supersedes all prior discussions and agreements between the parties and constitutes the sole and entire agreement between the Company and Executive with respect to the subject matter hereof.  This Agreement shall not be modified or amended except pursuant to a written document signed by the parties hereto, which makes specific reference to this Agreement and the fact that it is modifying or amending this Agreement.

17.    Severability.  If any provision of this Agreement shall be held to be illegal, invalid or unenforceable by a court of competent jurisdiction, it is the intention of the parties that the remaining provisions shall constitute their agreement with respect to the subject matter hereof, and all such remaining provisions shall continue in full force and effect; provided, however, that if any provision of Section 9 of this Agreement is held to be illegal, invalid or unenforceable by a court of competent jurisdiction, (a) the continuation benefits payable or to be provided under clauses (i) and (ii) of Section 5(d) of this Agreement shall cease as of the date of such court holding, and (b) in addition to, and without limiting, any other rights and remedies available to Company, Executive shall repay to Company all prior payments made under clauses (i) and (ii) of Section 5(d) of this Agreement.
18.    Counterparts.  This Agreement may be executed in two or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.  Signatures of the parties transmitted by facsimile transmission shall be valid and binding for all purposes.
IN WITNESS WHEREOF, the Company has caused this Agreement to be executed on its behalf by its duly authorized officers, and Executive has hereunder set his hand, as of the date first above written.

INTERFACE, INC.

By:         /s/Daniel T. Hendrix
Daniel T. Hendrix
President and CEO

Attest:    /s/ Raymond S. Willoch
Raymond S. Willoch
Secretary

EXECUTIVE:

/s/ Robert A. Coombs
Robert A. Coombs